As filed with the Securities and Exchange Commission on July 18, 2016.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CenturyLink, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	72-0651161
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 CenturyLink Drive

Monroe, Louisiana 71203

(318) 388-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stacey W. Goff

Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

CenturyLink, Inc.

100 CenturyLink Drive

Monroe, Louisiana 71203

(318) 388-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kenneth J. Najder

Kelly C. Simoneaux

Jones Walker LLP

201 St. Charles Avenue, 51st Floor

New Orleans, Louisiana 70170-5100

(504) 582-8000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share (1)	900,000	$30.33 (3)	$27,297,000 (3)	$2,748.81

(1)	Upon a stock split, stock dividend, or similar transaction in the future during the effectiveness of this Registration Statement and involving our Common Stock, the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 429 under the Securities Act, the prospectus filed as part of this Registration Statement may be used as a combined prospectus in connection with the offer and sale of the 900,000 shares registered under this Registration Statement and of 63,343 unsold shares previously registered under Registration Statement No. 333-187366.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low sales prices per share of our common stock on July 11, 2016, as reported on the New York Stock Exchange.

PROSPECTUS

AUTOMATIC DIVIDEND REINVESTMENT AND

STOCK PURCHASE SERVICE

900,000 Shares of Common Stock

(par value $1.00 per share)

We are offering to our shareholders of record the opportunity to purchase shares of common stock of CenturyLink, Inc. (“CenturyLink”) through our Automatic Dividend Reinvestment and Stock Purchase Service (the “Service”). The Service provides you with a convenient method of purchasing common stock at market prices without having to pay any service or processing fees.

If you elect to participate in the Service, you may have your CenturyLink cash dividends automatically reinvested in additional shares of common stock. You may also elect to invest in shares of common stock by making cash payments of not less than $25 per payment and not more than a total of $150,000 per calendar year.

To participate in the Service, you may visit Computershare’s website, www.computershare.com/investor, and follow the instructions provided, or you may complete, sign and mail an enrollment form to Computershare Trust Company, N.A. (“Computershare”), Post Office Box 30170, College Station, Texas 77842-3170. Shareholders who do not wish to participate in the Service will receive cash dividends, as declared.

CenturyLink at its option may choose to issue new shares of its common stock to meet the requirements of the Service or direct that shares be purchased on the open market. The purchase price of shares of common stock purchased from CenturyLink with reinvested dividends will be the average of the high and low sales prices of common stock on the cash dividend payment date or, if no trading in the common stock occurs on such date, on the next preceding date on which trading occurred.

CenturyLink’s common stock is listed on the New York Stock Exchange (Symbol “CTL”).

You should read this prospectus carefully so you will know how our Service works and then retain it for future reference. In particular, please review the “Risk Factors” on page 1 herein and included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 18, 2016.

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SUMMARY OF THE SERVICE

•	ADMINISTRATOR: Computershare Trust Company, N.A. (“Computershare”) serves as plan administrator.

•	PARTICIPATION: CenturyLink record shareholders are eligible to participate in the Service by submitting a completed enrollment form. You may obtain the enrollment form by visiting Computershare’s website, www.computershare.com/investor, or by contacting Computershare directly.

•	REINVESTMENT OF DIVIDENDS: You can reinvest your cash dividends on all or a portion of your CenturyLink common stock without paying service or processing fees.

•	OPTIONAL CASH INVESTMENT: After you are enrolled in the Service, you can buy additional shares of CenturyLink common stock without paying service or processing fees by making cash payments of not less than $25 per payment and not more than a total of $150,000 per calendar year.

•	PRICE FOR SHARES: The price per share of common stock purchased by you with reinvested dividends will be the average of the high and low sales prices of common stock on the cash dividend payment date or, if no trading in the common stock occurs on such date, on the next preceding date on which trading occurred. The price per share of common stock directly issued in exchange for voluntary cash payments will equal such average on the day of purchase or, if no trading occurs on such date, the preceding trading date.

•	CERTIFICATES: You will not be issued certificates for shares of common stock unless requested (there may be a fee for issuance of a physical certificate). You can send to Computershare for safekeeping certificates for other shares of common stock that you own of record without cost to you.

•	SALE OF SHARES: You may sell some or all of the shares of common stock credited to your account at any time by contacting Computershare.

•	WITHDRAWAL FROM THE SERVICE: You may fully withdraw from the Service at any time by contacting Computershare in writing, by telephone or through the Internet. Upon withdrawal from the Service, a certificate for the whole shares held in the Service will be issued to you. The value of any fractional share credited to your account at the time of withdrawal will be paid in cash and you will receive a check. The amount of the check will be based on the then-current market value of the fractional share less any applicable fees.

•	TRACKING YOUR INVESTMENT: You will receive a quarterly statement showing the amount invested, purchase price, the number of shares purchased, deposited, sold, transferred or withdrawn, total shares accumulated and other year-to-date information.

•	ADDRESS AND TELEPHONE: The mailing address of CenturyLink’s principal executive office is 100 CenturyLink Drive, Monroe, Louisiana 71203 and its telephone number is: (318) 388-9000.

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INFORMATION ABOUT US

We are an integrated communications company engaged primarily in providing an array of communications services to our residential and business customers. Our communications services include local and long-distance voice, high-speed Internet, Multi-Protocol Label Switching, private line (including special access), data integration, Ethernet, colocation, managed hosting (including cloud hosting), network, public access, video, wireless and other ancillary services. We strive to maintain our customer relationships by, among other things, bundling our service offerings to provide our customers with a complete offering of integrated communications services.

At March 31, 2016, we operated approximately 11.6 million access lines in 37 states, and served approximately 6.1 million high-speed Internet subscribers and 302,000 Prism TV subscribers. We also operated 59 data centers throughout North America, Europe and Asia. Our methodology for counting access lines, high-speed Internet subscribers and data centers, which is described further in the operational metrics table below under “Results of Operations”, and our methodology for counting Prism TV subscribers may not be comparable to those of other companies.

We were incorporated under the laws of the state of Louisiana in 1968. Our principal executive office is located at 100 CenturyLink Drive, Monroe, Louisiana 71203 and our telephone number is (318) 388-9000. Our website is located at www.CenturyLink.com. The information contained in our website is not part of this prospectus. See “Where You Can Find More Information.”

RISK FACTORS

Risks Related to Investment in Common Stock

We will not require the approval of shareholders with respect to the possible future issuances of authorized common stock or other shares of our capital stock.

The authorized but unissued common stock (as well as all other classes of stock authorized by our Amended and Restated Articles of Incorporation) is available for issuance from time to time at the sole discretion of our Board of Directors for any proper corporate purpose. We will generally not seek the approval of our shareholders for the issuance of authorized but unissued shares of any class of capital stock (or the reissuance of previously issued shares that have been reacquired by us) or our securities that are convertible into or exercisable or exchangeable for such shares, unless deemed advisable by our Board of Directors or required by applicable law, regulation or New York Stock Exchange requirements.

There is no assurance that we will continue to pay dividends.

Although we have paid dividends on our common stock in the past, there is no assurance that we will continue to pay dividends at the same rate as in the past, or at all.

Risks Related to CenturyLink’s Business

We and our affiliates face a variety of risks, including an array of financial and operational risks and various competitive, technological and regulatory risks. For a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition, you should carefully review the risk factors disclosed under Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2015, and any updated risk factors contained in future filings we make under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference into this prospectus, as amended and supplemented. These risks can adversely affect our business, operating results, prospects and financial condition. This could cause the value of our common stock to decline and could cause you to lose all or part of your investment.

USE OF PROCEEDS

We propose to use the net proceeds from any direct issuance of new shares to participants, when and as received, for investments in and advances to our subsidiaries or for other general corporate purposes.

DESCRIPTION OF THE SERVICE

The following is a description of the CenturyLink Automatic Dividend Reinvestment and Stock Purchase Service, which has been in effect since October 15, 1987.

Purpose

1. What is the purpose of the Service?

The purpose of the Service is to provide our common shareholders of record with a convenient and economical opportunity to invest some or all of their cash dividends and voluntary cash payments in new shares of common stock at market price, without payment of any service or processing fees.

Advantages

2. What are the advantages of the Service?

You may (a) automatically reinvest some or all of the cash dividends on your shares of common stock in additional common stock at market price and (b) make voluntary cash payments to invest in additional common stock at market price on the terms described in the responses to Questions 7 and 16. You are not required to pay service or processing fees in connection with your purchases under the Service. The Service permits fractional shares, as well as whole shares, to be credited to your account. You can avoid the inconvenience and expense of safekeeping certificates for shares credited to your account under the Service, including those credited under the optional custodial feature of the Service described below in response to Question 11. As soon as practicable after each purchase, the shares acquired will be credited to your account and a statement of account will be furnished to you to provide simplified record keeping.

We generally expect to directly issue new shares of stock to participants for purchases made pursuant to the Service. If so, we will receive additional funds for general corporate purposes. However, we reserve the right to credit participants’ accounts with shares acquired through open market purchases. Under these circumstances, we will not receive additional funds.

Administration

3. Who administers the Service?

Computershare Trust Company, N.A. will administer the Service, keep records, send statements of account to you and perform other duties relating to the Service. Stock purchased under the Service will be registered in the name of Computershare (or its nominee), as agent, and credited to your account.

Participation

4. Who is eligible to participate?

If you are a holder of record of CenturyLink common stock, you are eligible to participate in the Service. If you are a beneficial owner of CenturyLink common stock that is registered in names other than your own (for instance, in the name of a broker or nominee), you must either make appropriate arrangements with your broker, nominee or other registered holder to participate in the Service, or you must become a shareholder of record by having shares transferred into your own name.

5. How do I participate?

If you are a holder of record of CenturyLink common stock, you may join the Service at any time by visiting Computershare’s website, www.computershare.com/investor, and following the instructions provided, or by sending a completed enrollment form to Computershare. You may obtain an enrollment form by contacting Computershare in one of the manners indicated in response to Question 6.

6. Where should I direct correspondence regarding the Service?

All your correspondence concerning the Service should be addressed to:

Computershare Trust Company, N.A.

Post Office Box 30170

College Station, Texas 77842-3170

You may also contact Computershare by phone as follows:

Telephone: U.S. and Canada 1-800-969-6718

Outside U.S. and Canada 1-312-360-5215

An automated phone system is available 24 hours a day, 7 days a week.

Customer service representatives are available from 9:00 a.m. to 5:00 p.m. Eastern time each business day.

You may also contact Computershare online at:

www.computershare.com/investor

Any notice which is required or permitted to be given to you by CenturyLink or Computershare will be deemed to be made when mailed to you at the most recent address which you have provided to Computershare.

7. When will investment of dividends and optional cash payments be made?

If as anticipated we directly issue new shares to participants under the Service, cash dividends on your shares of common stock will be applied to your purchase of additional stock on each cash dividend payment date. If we elect to credit your account with shares purchased in the open market, Computershare will apply promptly all cash dividends received by it to the purchase of shares. If an enrollment form or online order requesting reinvestment of dividends is received by Computershare prior to the record date established for a particular dividend, reinvestment will commence with that dividend. If the request is received after the record date established for a particular dividend payment, then the reinvestment of dividends will begin with the following dividend payment.

Computershare will credit your account with common stock purchased by you with voluntary cash payments within five business days of Computershare’s receipt of such payments. No interest will be paid on voluntary cash payments held for investment.

The Service does not represent a change in CenturyLink’s dividend policy or a guarantee of future dividends, which will continue to be subject to the discretion of our Board of Directors and to depend upon earnings, financial requirements and other factors. As indicated in response to Question 34, the investment of your dividends or voluntary cash payments might be delayed under certain circumstances.

8. May I reinvest cash dividends on less than all of my CenturyLink shares?

Yes. The enrollment form enables you to purchase additional CenturyLink common stock through the following investment options:

•	You may direct Computershare to reinvest the cash dividends on all CenturyLink common stock registered in your name and held by you in certificated form and credited to your account.

•	You may direct Computershare to reinvest the cash dividends on less than all of the CenturyLink common stock registered in your name and to continue to pay to you the cash dividends on the remaining specified number of shares registered in your name and held by you in certificated form and credited to your account.

9. How may I change options under the Service?

You may change the number of your registered shares as to which dividends are reinvested at any time by accessing your account at Computershare’s website, www.computershare.com/investor, or by submitting a revised enrollment form to Computershare. Any such change must be received by Computershare prior to the record date for a cash dividend payment in order to be effective for that particular payment date.

10. May I elect to make only voluntary cash payments under the Service?

No. Participation in the Service is limited to shareholders who direct Computershare to apply some or all of their cash dividends to the purchase of additional stock.

11. Does the Service include optional custodial services for other shares of CenturyLink’s common stock?

Yes. At any time after your first dividend reinvestment under the Service, you may send to Computershare, for safekeeping, certificates for other shares of common stock that you own of record. Computershare will transfer these shares into its name or the name of its nominee to be held and credited to your account along with those shares purchased with your cash dividends and with any additional voluntary cash payments. This convenient optional custodial service is provided without cost to you and provides added protection against loss, theft, or destruction of share certificates held by you.

If you wish to take advantage of this feature of the Service, please mail your certificates to Computershare along with a letter directing Computershare to deposit the shares into your account. The certificates should not be endorsed. You should mail the certificates to Computershare at the address indicated in response to Question 6. We recommend that you send your certificates by either registered or certified mail, return receipt requested, or some other form of mail that is traceable, and properly insured. Computershare will promptly send you a statement confirming each deposit of your certificates. Before submitting any shares for safekeeping, you should consider the following:

•	Upon transfer of your shares into Computershare’s name, all such shares will be co-mingled with all other shares credited to your account under the Service. This transfer will be tax-free.

•	However, to maximize your tax reporting options upon the sale of your shares held in your account, you may wish to keep internal records of the tax basis of all shares held in your account. For further information on the tax effects of any such sale, you should consult your tax advisor.

12. Will I incur any expenses in connection with purchases under the Service?

No. All costs of administration of the Service will be paid by us. However, if you request Computershare to sell your shares, you will pay service and processing fees. See Question 26 below for more details.

Purchases

13. When will shares be purchased under the Service?

Cash dividends on common stock and voluntary cash payments will be applied to the purchase of additional common stock as set forth in the answer to Question 7.

14. What will be the price of shares purchased under the Service?

If as anticipated we directly issue new shares to you, the price per share of common stock purchased by you with reinvested dividends will be the average of the high and low sales prices of common stock on the cash dividend payment date or, if no trading in the common stock occurs on such date, on the next preceding date on which trading occurred. The price per share of common stock directly issued in exchange for voluntary cash payments will equal such average on the day of purchase or, if no trading occurs on such date, the preceding trading date.

As indicated in response to Question 2, we reserve the right to credit your account with shares acquired through open market purchases. For shares purchased in the open market, Computershare may combine a participant’s funds with funds of other participants and generally will batch purchase types (dividend and optional cash investments) for separate execution by its broker. At Computershare’s discretion these batches may be combined and executed by its broker. Computershare may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in the shares, Computershare’s broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of the common shares purchased for each participant’s account, whether purchased with reinvested dividends, with initial cash investments or with optional cash, shall be the weighted average price of the specific batch for such shares purchased by Computershare’s broker on that investment date. Computershare will select the broker and determine the timing, market price, and other terms of such purchases, and you will not be able to direct any such terms.

15. How many shares will be purchased for me?

Your account will be credited with that number of shares (including fractions computed up to six decimal places) equal to the total amount to be invested, divided by the applicable purchase price (also computed up to six decimal places).

Voluntary Investments

16. How does the voluntary cash payment feature work?

A voluntary cash payment is a sum of money, other than your cash dividends, which you may furnish to Computershare for investment in additional shares of common stock. You may submit voluntary cash payments in any of the following three ways:

•	First, you may mail a check, made payable in U.S dollars and drawn from a U.S. bank, at any time to Computershare at the address indicated in response to

Question 6, along with a transaction form that you may detach from any statement of account or otherwise obtain from Computershare. Checks should be made payable to Computershare. You should also indicate your account number on the check. Do not send cash, traveler’s checks, money orders or third party checks for voluntary cash payments.

•	Second, you may authorize Computershare to automatically debit your U.S. bank checking or savings account once a month through the Automatic Clearing House (“ACH”) system. To begin making voluntary investments through the ACH system, you may enroll through Computershare’s website, www.computershare.com/investor, or you may complete and mail to Computershare a direct debit form, together with a voided blank check or savings account deposit slip for the account from which funds are to be drawn. Forms will be processed and will become effective as promptly as practicable; however, you should allow four to six weeks for your first investment to be initiated. Once automatic debits are initiated, funds will be drawn from your bank account on the 10th of each month (or the next business day if the 10th is not a business day). Automatic deductions will continue at the level you set until you change your instructions by notifying Computershare. You may modify or cancel your ACH authorization through Computershare’s website, www.computershare.com/investor, or by furnishing Computershare with an updated direct debit authorization form. To be effective with respect to a particular voluntary cash payment date, the new direct debit authorization form must be received by Computershare at least six business days preceding the date on which the funds will be withdrawn.

•	Third, you may make voluntary cash payments by visiting Computershare’s website, www.computershare.com/investor, and authorizing a one-time online bank debit from a U.S bank account. One-time online voluntary cash payment funds will be held for three banking business days before they are invested. You should refer to the online confirmation for the account debit date and investment date.

You may not make any single voluntary cash payment of less than $25 or aggregate voluntary payments that exceed $150,000 per calendar year. Computershare will invest all of your voluntary cash payments within five business days of receipt to credit additional common stock to your account, subject to possible delays under the circumstances described in response to Question 34. No interest will be paid on voluntary cash payments held for investment.

You have no obligation to make any voluntary cash payments.

17. What happens if my voluntary cash payment bounces?

If your check, automatic monthly withdrawal or one-time online bank debit is returned unpaid for any reason, there will be a $25 service charge. In addition, Computershare will consider your proposed investment of such money null and void and will immediately remove from your account any shares purchased upon the prior credit of your funds. Computershare will be entitled to sell shares from your account to satisfy any uncollected amounts.

18. When will voluntary cash payments be refunded?

Computershare will refund your voluntary cash payment, without interest, if it receives a written request for such refund during normal working hours at least two business days prior to the time your funds would have otherwise been invested under the Service.

Reports to Participants

19. What kind of reports will be sent to me?

You will receive a quarterly statement showing the amount invested, purchase price, the number of shares purchased, deposited, sold, transferred or withdrawn, total shares accumulated and other year-to-date information. The quarterly statement will indicate the shares held by Computershare for you and other shares registered in your name upon which dividends are reinvested. For market order sales, the time of sale will be provided. You may also view year-to-date transaction activity in your account for the current year, as well as activity in prior years, by accessing your account through the Internet at Computershare’s website, www.computershare.com/investor.

You should retain these statements for income tax purposes. In addition, we will furnish you with copies of the same communications that we send to all of our other shareholders, including Internal Revenue Service information for reporting dividends, CenturyLink’s annual report to shareholders, and a notice of the annual meeting and accompanying proxy statement.

Dividends on Fractional Shares

20. Will I receive dividends on fractions of shares held in my account?

Yes. Dividends on all whole and fractional shares credited to your account will be reinvested in additional shares.

Certificates for Shares

21. Will certificates be issued for stock purchased under the Service?

Stock purchased under the Service will be registered in the name of Computershare (or its nominee), and certificates for such shares will not be issued to you unless requested. Certificates for any number of whole shares credited to your account may be issued at any time by contacting Computershare in one of the manners indicated in response to Question 6. There may be a fee for certificate issuance. Certificates for fractions of shares will not be issued. Instead, you will receive a check for the cash value of any fractional share. The value of that fractional check will be based on the then current price of our stock, less any service and processing fees related to the sale of the fractional shares.

22. In whose name will certificates be registered when issued?

Your account will be maintained in the name in which your certificates were registered at the time you entered the Service. Consequently, certificates for whole shares will be similarly registered when issued at your request.

Sale, Transfer and Pledging of Shares

23. What happens when I sell or transfer all of the shares registered in my name?

If you dispose of all of the shares of common stock registered in your name, the dividends on the shares credited to your account will be paid in cash. If Computershare does not receive any specific instructions from you, Computershare may, but is not required to, request instructions from you to determine whether you wish to withdraw from the Service. If you request withdrawal, Computershare will honor such request, and you will have the same rights as set forth in the answer to Question 27 below. Computershare may terminate your account in the manner described in response to Question 35.

24. What happens when I sell or transfer a portion of the shares registered in my name?

If you are reinvesting the cash dividends on all of the common stock registered in your name and you dispose of a portion of such shares, the dividends on the remaining shares registered in your name and those credited to your account will continue to be reinvested.

If you are reinvesting the cash dividends on less than all of the common stock registered in your name and dispose of a portion of such shares, Computershare will continue to reinvest the dividends on the remainder of such shares (both certificated and credited to your account) up to the number of shares originally authorized.

25. May shares in a service account be pledged?

No. If you wish to pledge shares credited to your account, you must request that certificates for such shares be issued to you.

Partial or Full Withdrawal from the Service

26. May I sell common stock credited to my account?

Yes. You may sell some or all of the shares of common stock credited to your account at any time by contacting Computershare. You have four choices when making a sale, depending on how you submit your sale request, as follows:

•

Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through the Investor Centre or by calling Computershare directly at 1-800-969-6718. Market order sale requests received at www.computershare.com/investor through the Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. Sales proceeds will equal the market price of the sale obtained by Computershare’s broker, net of taxes and fees. Computershare will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or contact Computershare at 1-800-969-6718. If your market order sale was not filled and you still want the shares sold, you will need to re-enter the sale request. The price shall be the market price of the sale obtained by Computershare’s broker, less a service fee of $25.00 and a processing fee of $0.12 per share sold.

•	Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by Computershare will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available by writing Computershare (see Question 6 for the address) or calling Computershare directly at 1-800-969-6718. All sales requests received in writing will be submitted automatically as batch order sales. Computershare will cause your shares to be sold on the open market within five business days of receipt of your request. To maximize cost savings for batch order sales requests, Computershare may combine each selling participant’s shares with those of other selling participants. In every case of a batch order sale, the price to each selling participant shall be the weighted average sale price obtained by Computershare’s broker for each aggregate order placed by Computershare and executed by the broker, less a service fee of $15.00 and a processing fee of $0.12 per share sold. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled. Once received by Computershare, batch order sale instructions are final and cannot be stopped or cancelled.

•	Day Limit Order: A Day Limit Order is an order to sell your shares when and if the stock reaches a specific price on a specific day. The order is automatically cancelled if the price is not met by the end of that trading day (or, for orders placed outside of market hours, the next trading day). Depending on the number of shares being sold and current trading volume in the shares, your order may only be partially filled, in which case the remainder of your order will be cancelled. The order may be cancelled by the applicable stock exchange, by Computershare at its sole discretion or, if Computershare’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling Computershare directly at 1-800-969-6718. Any request to otherwise cancel a pending Day Limit Order will be honored on a best efforts basis. Day limit orders are subject to a $25.00 service fee and processing fee of $0.12 per share sold.

•	Good-Til-Cancelled (GTC) Limit Order: A GTC Limit Order is an order to sell your shares when and if the stock reaches a specific price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and may be traded on more than one day. If shares trade on more than one day, a separate fee will be charged for each day. The order (or any unexecuted portion thereof) is automatically cancelled if the price is not met by the end of the order period. The order also may be cancelled by the relevant stock exchange, by Computershare at is sole discretion or, if Computershare’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling Computershare directly at 1-800-969-6718. GTC limit orders are subject to a $25.00 service fee and a processing fee of $0.12 per share sold.

All per share processing fees include any brokerage commissions Computershare is required to pay. Except as specifically noted above, all sales instructions are final when Computershare receives them. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. All sales requests processed over the telephone by a customer service representative entail an additional convenience fee of $15.00. Computershare may for various reasons require a transaction request be submitted in writing. Please contact Computershare in one of the manners indicated in response to Question 6 to determine if there are any limitations applicable to your particular sale request.

If you are selling shares, you should be aware that prices may fluctuate during the period between your request and the ultimate sale. You will bear the risk of a price change. In addition, sales may be curtailed or suspended as described in response to Question 34 below.

You may also customize your payment preference for many different currencies through Computershare’s International Currency Exchange Service. To register for global payments, go to www.computershare.com/investor, click on Investor Centre and follow the log-in instructions.

27. How do I fully withdraw from the Service?

You may fully withdraw from the Service at any time by contacting Computershare in one of the manners indicated in response to Question 6. Upon withdrawal from the Service, the whole number of shares held in the Service will be moved to a book-entry direct registration system account. If a notice of withdrawal is received near a record date for an account whose dividends are to be reinvested, Computershare in its sole discretion may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event reinvestment is made, Computershare will process the termination as soon as practicable, but in no event later than five business days after the reinvestment is complete.

Upon voluntary withdrawal from the Service, you may, if you desire, request that all whole shares credited to your account be sold by Computershare. If so, Computershare will sell such shares in the manner you specify (such options are described in the response to Question 26).

28. What happens to a fraction of a share when I fully withdraw from the Service?

When you fully withdraw from the Service, the value of any fraction of a share credited to your account at the time of withdrawal will be paid in cash and you will receive a check. The value of that fractional check will be based on the then current price of our stock, less any service and processing fees related to the sale of the fractional shares.

Other Information

29. What happens if CenturyLink issues a stock dividend, declares a stock split, issues rights certificates pursuant to any rights agreement or has a rights offering?

Any whole or fractional shares issued in connection with a stock dividend or stock split by us on shares of common stock held by you in the form of stock certificates or held in the Service for your account will be credited to your account.

In the event that we issue separate certificates that represent the preference share purchase rights attached to the common stock pursuant to any rights agreement that we may enter into in the future or pursuant to another rights offering, you will receive a certificate from us representing the number of rights attached to all whole shares registered in your name and all whole shares credited to your account under the Service.

30. How will my shares be voted at meetings of shareholders?

For each meeting of shareholders, you will receive a proxy card which will enable you to vote all whole shares registered in your name as well as to direct Computershare to vote all whole shares credited to your account. If the proxy card is returned, properly signed and marked for voting, all of such shares will be voted as marked. If you vote in person the shares registered in your name on any matter submitted to a meeting of shareholders and no other instructions are received by Computershare regarding shares credited to your account, the number of whole shares credited to your account will be added to the number of shares registered in your name which are voted on such matter.

31. What are the federal income tax consequences of participation in the Service?

In the case of reinvested dividends, when Computershare acquires shares for your account directly from us, you must include in gross income a dividend equal to the number of shares purchased with your reinvested dividends multiplied by the fair market value of our common stock on the relevant dividend payment date. The fair market value is based on 100% of the average of the high and low market prices on the dividend payment date. Your tax basis in those shares will also equal the fair market value of the shares on the relevant dividend payment date.

Alternatively when Computershare purchases our common stock for your account on the open market with reinvested dividends, you must include in gross income an amount equal to the cash dividends reinvested plus that portion of any processing fees (which include any brokerage commissions Computershare is required to pay) paid by us which are attributable to the purchase of your shares. Your tax basis in Service shares will be equal to the purchase price plus an allocable share of any processing fees.

In the case of shares purchased on the open market with voluntary cash payments, you must include in gross income an amount equal to that portion of any processing fees (which include any brokerage commissions Computershare is required to pay) paid by us which are attributable to the purchase of your shares. Your tax basis in the shares acquired with voluntary cash payments will be the cost of the shares to Computershare plus an allocable share of any processing fees paid by us.

Under current federal income tax laws, you should not realize any taxable income when you receive whole shares (either through book entry or certification) previously credited to your account under the Service, either upon your request for such certificates or upon withdrawal from or termination of the Service. However, if you receive, upon withdrawal from or termination of the Service, a cash payment for any whole share sold for you by Computershare (or sold by you after withdrawal from the Service), or for a fractional share then held in your account, you will realize a gain or loss measured by the difference between the amount of cash which you receive and your tax basis in such share or fraction credited to your account. For further information as to tax consequences of participation in the Service, applicable to your situation, you should consult with your own tax advisor.

You will receive a Form 1099-DIV at the end of each year, or shortly thereafter, which provides the amount of dividend income that is reportable to the IRS, including where applicable, an amount for processing fees paid on your behalf.

A Form 1099-B will be provided if you sold shares through the Service.

A copy of each information return is also furnished to the IRS.

32. What provision is made for shareholders subject to income tax withholding?

Federal law requires Computershare to withhold an amount at the current applicable rates from the amount of dividends and the proceeds of any sale of shares if: (i) you fail to furnish a properly completed Form W-9 or its equivalent, or (ii) the IRS notifies us that you are subject to backup withholding. The withheld amounts will be deducted from the proceeds of any sale of shares and the remaining amount will be sent to you.

In the case of those foreign shareholders whose dividends are subject to United States income tax withholding, the amount of tax to be withheld will be deducted from the amount of dividends and the remaining amount of dividends will be reinvested. In the case of those foreign shareholders whose sale proceeds are subject to withholding, the amount of tax to be withheld will be deducted from the proceeds of the sale of shares.

33. What are CenturyLink’s and Computershare’s responsibilities under the Service?

CenturyLink and Computershare, in administering the Service, will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim or liability arising out of any of the following:

•	the failure to terminate your account upon your death or incapacity prior to receipt of written notice of your death or incapacity, accompanied by documentation deemed satisfactory to Computershare and CenturyLink,

•	the price or prices at which shares are purchased or sold for your account, or any market price fluctuations after such purchases or sales are requested or made,

•	the times when such purchases or sales are made, and

•	the value of the shares acquired and held for your account.

34. When can issuances, purchases or sales of common stock be temporarily curtailed?

Temporary curtailment or suspension of issuances, purchases or sales of common stock may be implemented at any time when such transactions could reasonably be expected to contravene or be restricted by applicable law or by applicable regulations, interpretations or orders of the Securities and Exchange Commission, the New York Stock Exchange or any other governmental agency or court having jurisdiction over our affairs. Under such circumstances, the completion of such transactions may be spread over a longer period than indicated in any of the responses above. In the event any such suspension of trading results in dividends not being reinvested for 30 days from the payment thereof or voluntary cash payments not being invested for 35 days from the receipt thereof, these funds will be refunded automatically to you without interest.

35. When can Computershare terminate my account?

Computershare in its sole discretion may terminate your account by notice in writing made to you at the address shown on Computershare’s records. If your account has been terminated by Computershare the number of whole shares credited to your account will continue to be held in book-entry form with Computershare and you will, within 30 days of such termination, receive a statement showing the number of those whole shares credited to your account. In every case of termination of your account, you will receive a check for the cash payment of any fractional share interest credited to your account, based on the then current market price of the common stock less any applicable service and processing fees related to the sale of the fractional shares.

36. May the Service be changed or discontinued?

We reserve the right to suspend, modify or terminate the Service in any manner and at any time. Notice will be sent to you of any suspension, material modification or termination. Any amendment, modification or supplement of the Service may include the appointment by us of a successor agent provided such successor is a bank or trust company organized under the laws of the United States or any state thereof. We are authorized to pay to such successor agent for your account all dividends and distributions payable on shares of common stock authorized to be reinvested under the Service, which shall be applied by such successor agent as provided in the Service.

37. What law governs the terms and conditions of the Service?

The terms and conditions of the Service and its operations are governed by the laws of the State of Illinois.

38. Can the Service be terminated by operation of law?

The delivery by you of a signed enrollment form to Computershare shall constitute an appointment of Computershare as your agent, which appointment can be terminated only by terminating your account in the manner provided in response to Questions 27, 35 and 36 hereof. The authority conferred by the enrollment form shall not be terminated by operation of law, whether by your death or incapacity, the termination of any trust, the dissolution of any corporation or the occurrence of any other event.

SUMMARY DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of CenturyLink’s capital stock is not meant to be complete and is qualified by reference to the relevant provisions of (i) CenturyLink’s articles of incorporation and bylaws and (ii) the Louisiana Business Corporation Act, which is Louisiana’s new corporate statute that took effect on January 1, 2015. Copies of CenturyLink’s articles of incorporation and bylaws are incorporated herein by reference and will be sent to you at no charge upon request, as provided under the heading “Where You Can Find More Information.”

Authorized Capital Stock

CenturyLink is currently authorized under its articles of incorporation to issue an aggregate of 1.602 billion shares of capital stock, consisting of 1.6 billion shares of common stock, $1.00 par value per share, and two million shares of preferred stock, $25.00 par value per share.

As of June 30, 2016, 545,922,552 shares of CenturyLink’s common stock were outstanding. CenturyLink’s common stock is listed for trading on the New York Stock Exchange. As of June 30, 2016, 7,018 shares of preferred stock were outstanding.

Description of Common Stock

Voting Rights. Under our articles of incorporation, each share of common stock entitles the holder thereof to one vote per share on all matters duly submitted to shareholders for their vote or consent. Holders of our common stock are entitled to elect all of the authorized number of members of our board of directors. Holders of our common stock do not have cumulative voting rights. As a result, the holders of a majority of the votes cast in the election of directors are able to elect all of the directors in an uncontested election.

Our bylaws provide that in an uncontested election of directors, each director must be elected by the vote of the majority of the votes cast with respect to that director’s election. If a nominee for director is not elected and the nominee is an incumbent director, such incumbent director must promptly tender his or her resignation to the board of directors, subject to acceptance by the board of directors. The nominating and corporate governance committee of the board of directors will make a recommendation to the board of directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The board of directors will act on the tendered resignation, taking into account the committee’s recommendation, and publicly disclose by filing a current report on Form 8-K with the SEC its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of certification of election results. If the number of persons properly nominated for election as directors exceeds the number of directors to be elected in a contested election, then the directors shall be elected by a plurality of the shares represented in person or by proxy at the meeting and entitled to vote at such election.

Dividends. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available therefor, subject to the preferences applicable to any outstanding preferred stock. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to distribute their earnings to us in the form of dividends, loans or other payments. Certain of our subsidiaries’ loan agreements contain various restrictions on the transfer of funds to us, including certain provisions that restrict the amount of dividends that may be paid to us.

Other Rights and Provisions. In the event we liquidate, dissolve or wind up our affairs, holders of our common stock would be entitled to receive ratably all of our assets remaining after satisfying the preferences of our creditors and the holders of any outstanding preferred stock. Our common stock is not redeemable and has no subscription, conversion or preemptive rights. All of our outstanding shares of common stock have been fully paid and are non-assessable.

Certain Provisions Affecting Takeovers

Our articles of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of CenturyLink unless the takeover or change of control is approved by our board of directors. Such provisions may also render more difficult the removal of our directors or officers. Certain of our agreements and certain provisions of applicable law may have similar effects.

Limits on Shareholder Actions. Our articles of incorporation provide that shareholder action may be taken only at an annual or special meeting of shareholders, and may not be taken by written consent of the shareholders. This provision prevents consent solicitations by persons desiring to acquire us or change the composition of our board of directors. In addition, our articles of incorporation currently provide that shareholders may call a special meeting of shareholders only if they hold at least a majority of our total voting power.

Removal of Directors. Under our articles of incorporation the shareholders may remove any director or the entire board of directors, only for cause, at any meeting of the shareholders called for such purpose, by the affirmative vote of (i) a majority of the total voting power of all shareholders and (ii) at any time there is a related person, a majority of the total voting power of all shareholders other than the related person, voting as a separate group. This provision precludes a third party from gaining control of the board of directors by removing incumbent directors without cause and filling the vacancies with its own nominees.

Fair Price Provisions. Our articles of incorporation contain provisions designed to provide safeguards for our shareholders when certain current or former beneficial holders of our stock, which we sometimes refer to as related persons, attempt to effect a business combination with us. In general, subject to various exceptions, a business combination between CenturyLink and a related person must be approved by:

•	a majority of CenturyLink’s directors;

•	a majority of CenturyLink’s continuing directors (as defined in CenturyLink’s articles of incorporation);

•	80% of the total voting power of all shareholders; and

•	two-thirds of the total voting power of shareholders, other than the related person, present or represented at the shareholders’ meeting, voting as a separate group.

Evaluation of Tender Offers. Our board of directors is required by our articles of incorporation to consider various factors when evaluating a business combination, tender or exchange offer, or a proposal by another person to make a tender or exchange offer, including the social and economic effects of the transaction on CenturyLink and its subsidiaries, as well as on our respective employees, customers, creditors, and other elements of the communities in which we operate or are located.

Advance Notice. Our bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors and with regard to other matters to be brought before a meeting of our shareholders. Our bylaws provide that any shareholder of record entitled to vote thereon may nominate one or more persons for election as directors and properly bring other matters before a meeting of the shareholders only if written notice has been received by the secretary of CenturyLink, (i) in the event of an annual meeting of shareholders, not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual meeting of shareholders or, in the event of an annual meeting scheduled to be held either more than 30 days earlier or 60 days later than such anniversary date, not more than 180 days and not less than 90 days in advance of the meeting, or if public announcement is less than 100 days prior to the meeting, within 10 days of public disclosure of the meeting date; and (ii) in the event of a special meeting, not more than 120 days and not less than 90 days in advance of the meeting, or if public announcement is less than 100 days prior to the meeting, within 10 days of public disclosure of the meeting date. In addition, the notice must contain certain specified information concerning, among other things, the person to be nominated or the matter to be brought before the meeting and concerning the shareholder submitting the proposal.

Amendment of CenturyLink’s Articles of Incorporation and Bylaws. Various provisions of our articles of incorporation, including the fair price provisions and those provisions limiting the ability of shareholders to act by written consent, may not be amended except upon the affirmative vote of both:

•	80% of the total voting power of all shareholders; and

•	two-thirds of the total voting power of shareholders, other than a related person, present or represented at a shareholders’ meeting, voting as a separate group.

Our bylaws may be adopted, amended, or repealed and new bylaws may be adopted by either:

•	a majority of our directors and a majority of our continuing directors, voting as a separate group; or

•	the holders of at least 80% of the total voting power of all shareholders and two-thirds of the total voting power of shareholders, other than the related person, present or duly represented at a shareholders’ meeting, voting as a separate group.

Powers of Board to Issue Stock. Our board of directors is authorized, without action of the shareholders, to issue (i) additional shares of common stock, subject to certain limitations under the New York Stock Exchange listing standards, and (ii) additional shares of preferred stock with rights and preferences designated by the board of directors, as discussed further under “– Description of Preferred Stock – General.” One of the effects of the existence of undesignated preferred stock and authorized, but unissued, common stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of the company and thereby protect the continuity of management. If, in the due exercise of its fiduciary obligations, our board of directors was to determine that a takeover proposal was not in our best interest, the board of directors could issue such shares without shareholder approval in one or more transactions that might prevent or discourage the completion of the takeover transaction by (i) diluting the voting or other rights of the proposed acquiror or insurgent shareholder group, (ii) creating a substantial voting block that might undertake to support the position of the incumbent board, or (iii) effecting an alternative transaction that might complicate or preclude the takeover, or otherwise.

Other. For additional information about these and other provisions of our organizational documents and applicable laws that could have an effect of delaying, deferring, discouraging or preventing a change in control of CenturyLink, you should refer to our registration statement relating to our common stock, as amended and restated on Form 8-A/A, which is incorporated by reference herein. See “Where You Can Find More Information.”

Listing

CenturyLink’s common stock trades on the New York Stock Exchange under the symbol “CTL.”

Description of Preferred Stock

CenturyLink may issue preferred stock in one or more series. You should refer to the applicable provisions in our articles of incorporation, our bylaws and any articles of amendment relating to each series of preferred stock that we have filed or will file with the SEC, as well as the relevant provisions of the Louisiana Business Corporation Act.

General. Our articles of incorporation authorize the board of directors to issue from time to time, without shareholder approval, shares of preferred stock in one or more series. The rights, preferences, designation and size of each series will be described in an amendment to our articles of incorporation. Our board of directors will determine the terms for each series, including some or all of the following:

•	the specific designation, number of shares, rank and purchase price;

•	any per share liquidation preference;

•	any redemption, payment or sinking fund provisions;

•	any dividend rates (fixed or variable) and the dates on which any dividends will be payable (or the method by which the rates or dates will be determined);

•	any voting rights;

•	the methods by which amounts payable in respect of the preferred stock may be calculated;

•	whether the preferred stock will be listed on a national securities exchange;

•	whether the preferred stock is convertible or exchangeable and, if so, a description of (i) the securities into which the preferred stock is convertible or exchangeable, (ii) the terms and conditions upon which conversions or exchanges may be effected, including the initial conversion or exchange prices or ratios, and (iii) any other related provisions; and

•	any additional voting, dividend, liquidation, redemption, sinking fund or other rights, preferences, qualifications, limitations and restrictions.

Our board of directors could authorize CenturyLink to issue preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of our common stock or other series of preferred stock, which could in turn decrease the market price of our shares of common stock. In addition, the issuance of preferred stock under certain circumstances could have the effect of delaying, deferring or preventing a change in control. For more information, see “Description of Common Stock – Certain Provisions Affecting Takeovers – Powers of Board to Issue Stock.”

Outstanding Preferred Stock. As of June 30, 2016, CenturyLink had outstanding 7,018 shares of 5% Cumulative Convertible Series L Preferred Stock. At such time, such shares were convertible into a total of approximately 9,572 shares of CenturyLink common stock. Each share of Series L Preferred Stock entitles the holder thereof to one vote on all matters duly submitted to a vote of shareholders. The holder of each share of Series L Preferred Stock is entitled to receive an annual cash dividend of $1.25, payable in quarterly installments. Dividends on Series L Preferred Stock are cumulative and dividends cannot be paid with respect to common stock unless all cumulative dividends on all shares of Series L Preferred Stock shall have been paid. In the event we liquidate, dissolve or wind up our affairs, the holders of Series L Preferred Stock are entitled to receive, equally and ratably with all other holders of preferred stock of equal rank, $25.00 per share plus accrued and unpaid dividends, before any payment is made to holders of common stock. Each share of Series L Preferred Stock is convertible, at the option of the holder, into the number of shares of common stock derived by dividing $25.00 by the “conversion price” (which, as of the date of this prospectus, is approximately $18.33, as adjusted).

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 1-850 and 1-859 of the Louisiana Business Corporation Act provide in part that we may indemnify each of its current or former directors and officers (each an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (i) in the case of conduct in an official capacity, that such indemnitee’s conduct was in the best interests of CenturyLink or (ii) in all other cases, that such indemnitee’s conduct was at least not opposed to the best interests of CenturyLink, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe such indemnitee’s conduct was unlawful. we may also advance expenses to the indemnitee provided that the indemnitee delivers (i) a written affirmation of such indemnitee’s good faith belief that the relevant standard of conduct has been met by such indemnitee or that the proceeding involves conduct for which liability has been eliminated and (ii) a written undertaking to repay any funds advanced if (a) such indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (b) it is ultimately determined that such indemnitee has not met the relevant standard of conduct. We have the power to obtain and maintain insurance on behalf of any person who is or was acting for us, regardless of whether we have the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability.

Under Article II, Section 10 of our bylaws, which we refer to as the indemnification bylaw, we are obligated to indemnify our current or former directors and officers, except that if any of our current or former directors or officers are held liable under or settle any derivative suit, we are permitted, but not obligated to, indemnify the indemnified person to the fullest extent permitted by Louisiana law.

As permitted by Louisiana law, our articles of incorporation include a provision that eliminates personal liability of a director or officer to us and our shareholders for monetary damages resulting from breaches of the duty of care, and further provides that any amendment or repeal of this provision will not affect the elimination of liability accorded to any director or officer for acts or omissions occurring prior to such amendment or repeal.

Our articles of incorporation authorize us to enter into contracts with directors and officers providing for indemnification to the fullest extent permitted by law. We have authorized indemnification contracts providing contracting directors or officers the procedural and substantive rights to indemnification set forth in the indemnification bylaw. We refer to these contracts as indemnification contracts. The right to indemnification provided by an indemnification contract applies to all covered claims, whether such claims arose before or after the effective date of the contract.

We maintain an insurance policy covering the liability of our directors and officers for actions taken in their official capacity. Subject to certain exceptions, the indemnification contracts provide that, to the extent insurance is reasonably available, we will maintain comparable insurance coverage for each contracting party as long as he or she serves as a director or officer and thereafter for so long as he or she is subject to possible personal liability for actions taken in such capacities.

The foregoing is only a general summary of certain aspects of Louisiana law and our articles of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to (i) the relevant provisions of the Louisiana Business Corporation Act and (ii) our articles of incorporation, bylaws, and form of indemnification contract, each of which is on file with the Commission.

L EGAL MATTERS

The validity of the common stock offered hereby has been passed upon for us by Jones Walker LLP, New Orleans, Louisiana, our special counsel.

EXPERTS

The consolidated financial statements of CenturyLink, Inc. as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2015 financial statements refers to a change in accounting for debt issuance costs and accounting for deferred income taxes.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy that information at the Public Reference Room of the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement of which this prospectus forms a part, including the exhibits and schedules thereto, as well as reports, proxy and information statements and other information about us. In addition, our common stock is listed and traded on the New York Stock Exchange, and you may obtain similar information about us at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

As permitted by the SEC, we are “incorporating by reference” into this prospectus specific documents that we have filed or will file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate herein and therein by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination or completion of the offering (which we refer to collectively below as the “incorporated documents”). This prospectus is part of a registration statement filed with the SEC, which may contain additional information that you might find important.

We are “incorporating by reference” into this prospectus the following documents filed by us with the SEC; provided, however, we are not incorporating by reference any such documents or portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act:

CenturyLink Filings	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2015

Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2016

Current Reports on Form 8-K (excluding certain Current Reports “furnished” but not “filed” with the SEC)	Filed on January 25, 2016 (two filings), January 29, 2016, February 29, 2016, March 22, 2016, April 6, 2016 and May 23, 2016

Proxy Statement on Schedule 14A	Filed on April 5, 2016

Form 8-A/A (Amendment No. 4)	Filed March 2, 2015

We will provide to each person to whom this prospectus is delivered, upon written or oral request and without charge, a copy of the incorporated documents referred to above (except for exhibits not specifically included as a part of such filing). You can request copies of such documents if you (i) write us at CenturyLink, Inc., 100 CenturyLink Drive, Monroe, Louisiana 71203, Attention: Investor Relations, or (ii) call us at (318) 388-9000.

This prospectus and the incorporated documents may contain summary descriptions of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by this prospectus. These summary descriptions do not purport to be complete and are subject to, or are qualified in their entirety by reference to, the definitive agreements to which they relate. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us. You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed or incorporated by reference as an exhibit to this prospectus because such representation or warranty may be subject to exceptions and qualifications contained in separate communications, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, may apply standards of materiality in a manner different from what may be viewed as material to you or other investors, and may no longer continue to be true as of any given date.

Information appearing in this prospectus or any particular incorporated document is not necessarily complete and is qualified in its entirety by the information and financial statements appearing in all of the incorporated documents and should be read together therewith. Any statement contained in any particular incorporated document will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in any other incorporated document filed after such particular incorporated document modifies or supersedes such statement.

Forward-Looking Statements

This prospectus, including the documents incorporated by reference herein and therein, contains “forward-looking statements” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act. These statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical fact, such as statements about forecasts of our anticipated future results of operations or financial position; statements concerning the anticipated impact of our transactions, investments and other initiatives, including our participation in government programs; statements concerning our liquidity, tax position, tax rates, asset values, contingent liabilities, growth opportunities and growth rates, acquisition and divestiture opportunities, business prospects, regulatory and competitive outlook, investment and expenditure plans, business strategies, dividend and stock repurchase plans, capital allocation plans, financing alternatives and sources, and pricing plans; and other similar statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts, many of which are highlighted by words such as “may,” “would,” “could,” “should,” “plan,” “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “likely,” “seeks,” “hopes,” or variations or similar expressions.

Our forward-looking statements are based upon our judgment and assumptions as of the date such statements are made concerning future developments and events, many of which are beyond our control. These forward-looking statements, and the assumptions upon which they are based, are (i) not guarantees of future results, (ii) inherently speculative and (iii) subject to a number of risks and uncertainties. Actual events and results may differ materially from those anticipated, estimated, projected, expressed or implied by us in those statements if one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to:

•	the effects of competition from a wide variety of competitive providers, including lower demand for our legacy offerings;

•	the effects of new, emerging or competing technologies, including those that could make our products less desirable or obsolete;

•	the effects of ongoing changes in the regulation of the communications industry, including the outcome of regulatory or judicial proceedings relating to intercarrier compensation, interconnection obligations, access charges, universal service, broadband deployment, data protection and net neutrality;

•	our ability to effectively adjust to changes in the communications industry, and changes in the composition of our markets and product mix;

•	possible changes in the demand for, or pricing of, our products and services, including our ability to effectively respond to increased demand for high-speed broadband service;

•	our ability to successfully maintain the quality and profitability of our existing product and service offerings and to introduce new offerings on a timely and cost-effective basis;

•	the adverse impact on our business and network from possible equipment failures, service outages, security breaches or similar events impacting our network;

•	our ability to generate cash flows sufficient to fund our financial commitments and objectives, including our capital expenditures, operating costs, share repurchases, dividends, pension contributions and debt payments;

•	changes in our operating plans, corporate strategies, dividend payment plans or other capital allocation plans, whether based upon changes in our cash flows, cash requirements, financial performance, financial position, or otherwise;

•	our ability to effectively retain and hire key personnel and to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages;

•	increases in the costs of our pension, health, post-employment or other benefits, including those caused by changes in markets, interest rates, mortality rates, demographics or regulations;

•	adverse changes in our access to credit markets on favorable terms, whether caused by changes in our financial position, lower debt credit ratings, unstable markets or otherwise;

•	our ability to maintain favorable relations with our key business partners, suppliers, vendors, landlords and financial institutions;

•	our ability to effectively manage our network buildout project and other expansion opportunities;

•	our ability to collect our receivables from financially troubled customers;

•	any adverse developments in legal or regulatory proceedings involving us;

•	changes in tax, communications, pension, healthcare or other laws or regulations, in governmental support programs, or in general government funding levels;

•	the effects of changes in accounting policies or practices, including potential future impairment charges;

•	the effects of adverse weather or other natural or man-made disasters;

•	the effects of more general factors such as changes in interest rates, in operating costs, in general market, labor, economic or geo-political conditions, or in public policy; and

•	other risks referenced in Item 1A or elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, as may be updated or supplemented by our subsequent filings with the SEC.

Additional factors or risks that we currently deem immaterial, that are not presently known to us or that arise in the future could also cause our actual results to differ materially from our expected results. Given these uncertainties, you are cautioned not to unduly rely upon our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Furthermore, any information about our intentions contained in any of our forward-looking statements reflects our intentions as of the date of such forward-looking statement, and is based upon, among other things, existing regulatory, technological, industry, competitive, economic and market conditions, and our assumptions as of such date. We may change our intentions, strategies or plans (including our dividend or stock repurchase plans) at any time and without notice, based upon any changes in such factors, in our assumptions or otherwise.

No person may give any information or make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer made hereunder. Prospective investors may only rely on the information contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy securities by anyone in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

001CS60291

PROSPECTUS

Common Stock

AUTOMATIC DIVIDEND REINVESTMENT AND STOCK PURCHASE SERVICE

July 18, 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the securities being registered hereby:

SEC registration fee	$2,748.81
Printing costs	5,000.00
Legal fees and expenses	12,500.00
Accounting fees and expenses	10,000.00
Miscellaneous	10,000.00

Total	$40,248.81

Item 15.	Indemnification of Directors and Officers.

Sections 1-850 and 1-859 of the Louisiana Business Corporation Act provide in part that we may indemnify each of its current or former directors and officers (each an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (i) in the case of conduct in an official capacity, that such indemnitee’s conduct was in the best interests of CenturyLink or (ii) in all other cases, that such indemnitee’s conduct was at least not opposed to the best interests of CenturyLink, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe such indemnitee’s conduct was unlawful. We may also advance expenses to the indemnitee provided that the indemnitee delivers (i) a written affirmation of such indemnitee’s good faith belief that the relevant standard of conduct has been met by such indemnitee or that the proceeding involves conduct for which liability has been eliminated and (ii) a written undertaking to repay any funds advanced if (a) such indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (b) it is ultimately determined that such indemnitee has not met the relevant standard of conduct. We have the power to obtain and maintain insurance on behalf of any person who is or was acting for us, regardless of whether we have the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability.

Under Article II, Section 10 of our bylaws, which we refer to as the indemnification bylaw, we are obligated to indemnify our current or former directors and officers, except that if any of our current or former directors or officers are held liable under or settle any derivative suit, we are permitted, but not obligated to, indemnify the indemnified person to the fullest extent permitted by Louisiana law.

As permitted by Louisiana law, our articles of incorporation include a provision that eliminates personal liability of a director or officer to us and our shareholders for monetary damages resulting from breaches of the duty of care, and further provides that any amendment or repeal of this provision will not affect the elimination of liability accorded to any director or officer for acts or omissions occurring prior to such amendment or repeal.

Our articles of incorporation authorize us to enter into contracts with directors and officers providing for indemnification to the fullest extent permitted by law. We have authorized indemnification contracts providing contracting directors or officers the procedural and substantive rights to indemnification set forth in the indemnification bylaw. We refer to these contracts as indemnification contracts. The right to indemnification provided by an indemnification contract applies to all covered claims, whether such claims arose before or after the effective date of the contract.

We maintain an insurance policy covering the liability of our directors and officers for actions taken in their official capacity. Subject to certain exceptions, the indemnification contracts provide that, to the extent insurance is reasonably available, we will maintain comparable insurance coverage for each contracting party as long as he or she serves as a director or officer and thereafter for so long as he or she is subject to possible personal liability for actions taken in such capacities.

The foregoing is only a general summary of certain aspects of Louisiana law and our articles of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to (i) the relevant provisions of the Louisiana Business Corporation Act and (ii) our articles of incorporation, bylaws, and form of indemnification contract, each of which is on file with the Commission.

Item 16.	Exhibits.

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities in the post-effective amendment at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

*  *  *  *  *  *  *  *  *  *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CenturyLink Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on July 18, 2016.

CENTURYLINK, INC.

By:	/s/ Stacey W. Goff
Stacey W. Goff
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Glen F. Post, III, R. Stewart Ewing, Jr., and Stacey W. Goff, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting until such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Glen F. Post, III Glen F. Post, III	Chief Executive Officer, President and Director (Principal Executive Officer)	July 18, 2016

/s/ William A. Owens William A. Owens	Chairman of the Board of Directors	July 18, 2016

/s/ R. Stewart Ewing, Jr. R. Stewart Ewing, Jr.	Executive Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial Officer)	July 18, 2016

S-1

Signature	Title	Date

/s/ David D. Cole David D. Cole	Executive Vice President, Controller and Operations Support (Principal Accounting Officer)	July 18, 2016

/s/ Martha H. Bejar Martha H. Bejar	Director	July 18, 2016

/s/ Virginia Boulet Virginia Boulet	Director	July 18, 2016

/s/ Peter C. Brown Peter C. Brown	Director	July 18, 2016

/s/ W. Bruce Hanks W. Bruce Hanks	Director	July 18, 2016

/s/ Mary L. Landrieu Mary L. Landrieu	Director	July 18, 2016

/s/ Gregory J. McCray Gregory J. McCray	Director	July 18, 2016

/s/ Harvey P. Perry Harvey P. Perry	Director	July 18, 2016

/s/ Michael J. Roberts Michael J. Roberts	Director	July 18, 2016

/s/ Laurie A. Siegel Laurie A. Siegel	Director	July 18, 2016

S-2

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Amended and Restated Articles of Incorporation of CenturyLink, Inc., as amended through May 23, 2012 (incorporated by reference to Exhibit 3.1 of CenturyLink, Inc.’s Current Report on Form 8-K (File No. 001-07784) filed with the Securities and Exchange Commission on May 30, 2012).

4.2	Bylaws of CenturyLink, Inc., as amended and restated through February 24, 2016 (incorporated by reference to Exhibit 3.1 of CenturyLink, Inc.’s Current Report on Form 8-K (File No. 001-07784) filed with the Securities and Exchange Commission on February 29, 2016).

4.3	Form of common stock certificate (incorporated by reference to Exhibit 4.10 of CenturyLink, Inc.’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on March 2, 2012 (Registration No. 333-179888)).

5.1	Opinion of Jones Walker LLP.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Jones Walker LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature pages of this Registration Statement).

*	Filed herewith.

E-1